Exhibit 10.1

August 3, 2018

Via Facsimile & U.S. Mail

Ms. Michele Satrowsky

Vice President – Corporate Treasurer

ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915

Re:  Consent to incur debt under the Loan Agreement made as of July 1, 2016 by and among ATN VI Holdings, LLC and Caribbean Asset Holdings LLC (each a “Borrower” and together the “Borrowers”), and Rural Telephone Finance Cooperative ("RTFC") (the “Loan Agreement”)

Dear Ms. Satrowsky,

RTFC has received from the Borrowers a request to consent to the incurrence of up to $75.0 million in intercompany subordinated debt.  RTFC’s consent is required because under Section 7.02 of the Loan Agreement, Borrowers may not, and may not permit their subsidiaries, to incur indebtedness without the prior consent of RTFC unless the Borrowers are in compliance with the financial covenant as of the last day of the most recently ended calendar month.  On May 7, 2018, RTFC consented to intercompany subordinated debt of up to $50 million in the following form: (i) intercompany subordinated debt in the form of an intercompany revolver of $41.6 million between ATN International, Inc. (“ATN”) and DTR Holdings, LLC (“Intercompany Revolver”); and (ii) an intercompany loan agreement of $7.4 million between Vitelcom Cellular, Inc. and ATN, used to purchase Choice, the Virgin Islands wireless company currently owned indirectly by ATN (collectively, the “Debt”).  RTFC’s consent to the Debt was subject to, among other conditions, ATN entering into a Subordination Agreement dated May 7, 2018 (the “Subordination Agreement”).   ATN is seeking RTFC’s consent to incur an additional $25 million under the Intercompany Revolver (“Additional Debt”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

RTFC hereby consents to the Additional Debt, subject to the following conditions:

(a)   This consent is limited solely to the transactions described above.  Any future incurrence of debt must comply strictly with the terms of the applicable loan and security documents between the Borrower and RTFC and ATN and RTFC and, if required, be subject to RTFC consent;

RTFC LETTER

Ms. Michele Satrowsky

ATN International, Inc.

August 3, 2018

(b)   This consent shall not be construed as a consent to or waiver of any other term, condition or provision of any loan agreement, security instrument or other agreement with RTFC;

(c)   Borrower will enter into an amendment to the Subordination Agreement satisfactory to RTFC that  allows for the Additional Debt and subjects the Additional Debt to the terms and conditions of the Subordination Agreement and ;

(d)   RTFC understands the Debt has been used solely to purchase Choice and to support working capital and the Additional Debt will be used solely to support working capital; and

(e)   Except as specifically waived by RTFC herein, each and every term, condition and provision contained in any loan agreement or other credit agreement with RTFC shall remain unchanged and in full force and effect.

If the foregoing accurately describes our mutual understanding of the effect of RTFC's consent to the Additional Debt as defined herein and the conditions under which it is granted, please so indicate by signing this correspondence where indicated and returning the original to RTFC.

If you have any questions, please feel free to call me at 703-467-1624.

Sincerely,

/s/ Don Samonte

Don Samonte

Vice President, Portfolio Management and Account Manager

Acknowledged and Agreed:

ATN VI Holdings, LLC

By:	/s/ Justin D. Benincasa
Name:	Justin D. Benincasa
Title:	Treasurer

RTFC LETTER